UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2015

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-12251	75-2069407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 463-9052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Bylaws of AMERISAFE, Inc. (the “Company”), on October 27, 2015, the Company’s Board of Directors (the “Board”) increased the number of Board members from eight to nine.

At the same meeting, the Board approved an invitation to Teri Fontenot to fill the newly created vacancy, subject to confirmation of qualifications to serve as an independent director of the Company. Following this confirmation, Ms. Fontenot accepted the invitation to become a member of the Board on January 1, 2016. Ms. Fontenot will serve in the class of directors that will stand for re-election at the annual meeting of stockholders in 2016.

Ms. Fontenot’s compensation for her services as a director is consistent with that of the Company’s other non-employee directors, as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 29, 2015, under the caption “The Board, Its Committees, and Its Compensation — Director Compensation.” Effective January 1, 2016, Ms. Fontenot will receive a one-time restricted stock award equal to the pro rata portion of the annual stock award made in accordance with the Company’s 2010 Restated Non-Employee Director Restricted Stock Plan.

In addition Ms. Fontenot will enter into an indemnification agreement in the same form as the agreement between the Company and each of the present members of the Board (the form of agreement having been filed as an exhibit to the Company’s Current Report on Form 8-K filed August 6, 2010).

There are no arrangements or understandings between Ms. Fontenot and any other person pursuant to which she was selected as a director. There are no transactions involving Ms. Fontenot that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.

By:	/s/ Kathryn H. Shirley
Kathryn H. Shirley, Senior Vice President,
General Counsel and Secretary

Date: October 30, 2015